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                                                                   Exhibit 99.10

                  Amendment No. 1 to Standby Purchase Agreement

                                November 22, 2002

Lyford Investments Enterprises Ltd.
720 5th Ave., 9th Floor
New York, New York 10019
Attention: Mr. Alan G. Quasha

Gentlemen:

     Reference is made to that certain Standby Purchase Agreement (the "Agreement"), dated September 6, 2002, by and between Harken Energy Corporation, a Delaware corporation (the "Company"), and Lyford Investments Enterprises Ltd. (the "Purchaser") pursuant to which the Company agreed to sell and the Purchaser agreed to buy a number of shares of the Common Stock, par value $0.01 per share (the "Common Stock"), of the Company that have not been subscribed for by the holders of Common Stock by the exercise of Rights. Capitalized terms not defined herein have the meanings given to such terms in the Agreement.

     The Company and the Purchaser hereby agree to restate in its entirety the first paragraph of Section 2 of the Agreement such that the full text of the first paragraph of Section 2 shall read, in its entirety, as follows:

          "2. Purchase and Sale; Option to Purchase Shares of Common Stock. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to Purchaser, and Purchaser agrees to purchase from the Company at a purchase price per share equal to the subscription price per share specified in the Registration Statement a number of shares of Common Stock (the "Standby Shares") equal to the Shortfall (as defined below) divided by the subscription price per share. The "Shortfall" shall be equal to the amount by which $10,000,000 ("Offering Price") exceeds the aggregate subscription price to be paid by stockholders of the Company who subscribe for and purchase shares of Common Stock offered in the Rights Offering on or before the Expiration Date."

     Except as otherwise provided in this amendment, all of the terms of the Agreement shall remain in full force and effect. This amendment to the Agreement will be governed by and construed in accordance with the laws of the State of Delaware. This amendment to the Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this amendment to the
Agreement to be duly executed, all as of the day and year first written above.

                                             HARKEN ENERGY CORPORATION


                                             By: /s/ Bruce N. Huff
                                                 -------------------------------
                                             Name: Bruce N. Huff
                                             Title: President


                                             LYFORD INVESTMENTS ENTERPRISES LTD.


                                             By: /s/ Alan G. Quasha
                                                 -------------------------------
                                             Name: Alan G. Quasha
                                             Title: Attorney-in-Fact

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